Exhibit 10.43

Cardtronics, Inc.

Annual Executive Cash Incentive Plan

Stockholders of Cardtronics, Inc. (the “Company”) approved the Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company: (i) could attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following Annual Executive Cash Incentive Plan (the “AECIP”) to provide for annual incentive awards pursuant to the Plan.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Members of the Cardtronics, Inc. (Cardtronics or the Company) leadership team that are designated by the Company as participants are eligible to participate in the AECIP.   The AECIP has been designed to include certain performance thresholds and metrics focused on Company,  Division, and Individual performance to ensure the Company is measuring and rewarding its executive leadership team on critical business drivers that they influence.

I. Plan Mechanics

Two components factor into the calculation of a participant’s earned AECIP award:

A.Performance Qualifiers:  Minimum levels of Company performance that must be attained in order for AECIP payouts to occur.

B.Performance Metrics:  Specific levels of Company, Division or Individual performance achievement that the AECIP is designed to reward.

i.Each Metric will be expressed in terms of Threshold, Target, and Maximum Performance achievement levels.

ii.Performance below Threshold will result in no incentive earned for that metric.  Performance at threshold will result in 50% of designated incentive to be earned for that metric.

iii. Performance at Target will result in 100% of incentive to be earned for that metric.

iv.Performance at Maximum achievement will result in 150% to 200% of incentive to be earned by the individual for that metric based on participant responsibilities, achievement difficulty and impact on company performance.

v.Results will be interpolated between achievement levels.

II. Performance Qualifiers

For any AECIP to be payable, all three of the following performance qualifiers must be met:

A.Cardtronics must achieve the Threshold level of its fiscal year corporate Adjusted Operating Income.

B.Cardtronics must be compliant with all material public company regulations and reporting requirements for its fiscal year.

C.The participant must achieve the minimum performance standards established by his superior and/or the Board.

Upon attainment of these qualifiers, each Plan metric is then evaluated independently for achievement and earnings under this Plan.

III. Participants & Groupings

A member of the Company’s leadership team shall become an eligible participant in the AECIP immediately upon being designated by the Company to participate in the AECIP.  Eligibility for, or participation in, the AECIP shall in no way guarantee an individual’s eligibility for, or participation in, any subsequent year cash incentive plan, if any.

The Cardtronics AECIP participants have been placed into one of three groups, which reflect their ability to control the results of the metrics assigned to each group.  The three participant groups are:

A. Global Only.   These metrics represent the consolidated fiscal year results as per the Company’s public reporting.

i. Metrics for this Group are Global Adjusted Operating Income (50% weight) and Global Adjusted Total Revenues (50% weight).

B.Global/Division. These metrics represent performance of Global results and designated Division results.

i.Division Management: Metrics for this Group will be equally weighted between Global (50% weight) and Designated Division Business Results (50% weight).

C. For those Executives without Division management responsibilities, metrics will be weighted 70% Global Results and 30% Individual Goals/Objectives.

IV. Performance Metrics

The AECIP rewards the achievement of performance on key metrics that are critical to Cardtronics’ continued success.  For the AECIP, metrics are:

A. Global Metrics:

i. Global Total Revenues: Defined as “Total Revenues” per GAAP as reported in the Company’s 10-K for the calendar year.

ii. Global Adjusted Operating Income: Defined as “Income from Operations” per GAAP as reported in the Company’s 10-K for the calendar year, plus “Loss on Disposal of Assets”, “Stock-based Compensation Expense”, and other adjustments as reported in the Reconciliation of Non-GAAP Measures included in the Company’s 10-K for the calendar year.

B. Division Metrics:

i. Division Total Revenues: Defined as “Total Revenues” per GAAP as reported in the divisional financial statements for the calendar year, calculated in the same fashion as in the consolidated financial statements in the Company’s 10-K.

ii. Division Adjusted Operating Income: Defined as “Income From Operations” per GAAP as reported in the financial statements for the relevant division for the calendar year, plus “Loss on Disposal of Assets”, “Stock-based Compensation Expense”, and other adjustments as reported in the division’s financial statements for the calendar year; calculated in the same fashion as in the Reconciliation of Non-GAAP Measures included in the Company’s 10-K.

C. Individual Goals-Measurable performance based objectives contributing to overall business performance.

V. Recoupment Policy

It is Cardtronics’ policy that cash bonuses paid to executives are subject to recoupment if the operating or financial results used to calculate the bonus are later restated.  Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash bonus paid for the period in question.

VI. Discretion and Administrative Authority

While the intent is to determine bonuses in accordance with the calculations defined by the AECIP, the Chief Executive Officer and the Committee retain the discretion to adjust the bonus determinations for the performance period relative to the performance targets.  However, with respect to persons determined to be Covered Employees by the Committee, the Committee shall have the authority to use negative discretion to reduce final payouts based on other factors such as total individual performance but the Committee may not exercise discretion to increase the amount payable to a Covered Employee (in excess of the amount payable in accordance with the calculations defined by the AECIP).    Final bonus awards will be determined based on the funds available.

The Committee shall generally oversee the administration of the Plan.  The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the AECIP of any participant, deceased participant, or other person having or claiming to have any interest under the AECIP.  The Committee shall have complete discretion to interpret the AECIP and to decide all matters under the plan.  Such interpretation and decision shall be final, conclusive and binding on all participants and any person claiming under or through any participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.  Any individual serving as a member of the Committee who is a participant will not vote or act on any matter pertaining solely to himself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a participant, a participant’s estate, or the Company.

VII. Performance Level Achievement Calculation

The Performance Levels described in the AECIP represent the Company’s business as of January 1st of the calendar year.    The Committee has approved the following categories of Adjustments to Actual Performance for the purpose of calculating performance under this Plan. Certain adjustments may already be incorporated in Adjusted Operating Income, and it is not intended that the same adjustment be made twice.

A. Currency Exchange Rate Adjustments—Currency Exchange Rate Adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange rates when results are determined as compared to exchange rates in effect when Targets (budgets) were established.  Adjustment will be applied to both Revenue and Adjusted Operating Income metrics.

B. Acquisition and Strategic Investment Performance Adjustments—Actual results relative to any acquisitions involving annual revenues in excess of 1% of prior year consolidated revenues or Strategic Investments involving capital expenditures in excess of 10% of the current year capital budget will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Compensation Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned.  Adjustment will be applied as required to both Revenue and Adjusted Operating Income metrics. Transaction costs for such acquisitions will be considered as an add-back to profitability.

C. Acquisition costs for acquisitions closed in the period  that have revenues less than 1% of prior year consolidated revenues will not be considered as an add-back except in unusual circumstances and with the concurrence of the Compensation Committee.

D. Costs relative to acquisitions not closed in the period will be considered as an add-back.

E. Other adjustments that the Compensation Committee deems appropriate.  Any specific adjustment to Company performance for the purpose of determining earned incentives under the AECIP must be approved by the Committee.

The AECIP constitutes a mere promise by the Company to make payments in accordance with the terms of the AECIP, and participants and beneficiaries shall have the status of general unsecured creditors of the Company.  Nothing in the AECIP will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

VIII. Taxation

The Company may, in its discretion, require the participant to pay in cash to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the participant incurs as a result of a bonus payout pursuant to the AECIP.  With respect to any required tax withholding, the Company may withhold from the participant’s payment the amount necessary to satisfy its obligation to withhold taxes.

IX.Limitation of Employee’s Rights

Nothing contained in the AECIP shall (a) confer upon any person a right to be employed or to continue in the employ of the Company, (b) interfere in any way with the right of the Company to terminate the employment of a participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the participant’s interest in the Plan, or (c) confer upon any participant any of the rights of a member or manager of the Company.

X. Release

Any payment to any participant in accordance with the provisions of the AECIP shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Committee under the AECIP, and the Committee may require such participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

XI. Effective Date

The AECIP is effective as of January 1st of the calendar year.    If bonuses are paid, audited financial results for the year ended will be used to calculate the bonus payout.  As a result, any payment of bonuses will be made after  the results of the Company’s audit are substantially finalized, but no later than March 15th of the following year to meet corporate expense deductibility requirements.  Participants are required to be employed by the Company or any of its affiliates through December 31st of the calendar year in order to be eligible for payment.

Exhibit “A”

2013 Performance Levels

Global Targets (in thousands)

	Threshold	Target	Maximum
Adjusted Total Revenues	$830,417	$847,364	$881,259
Adjusted Operating Income	$114,525	$119,297	$128,841

US Business Division Targets (in thousands)

	Threshold	Target	Maximum
Adjusted Total Revenues	$659,448	$672,906	$699,822
Adjusted Operating Income	$113,827	$118,570	$128,056

UK Business Division Targets (in thousands and in pounds sterling)

	Threshold	Target	Maximum
Adjusted Total Revenues	£75,287	£77,615	£81,496
Adjusted Operating Income	£0	£344	£1,548